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                                                                       EXHIBIT 5

                  OPINION OF OPPENHEIMER, WOLFF & DONNELLY LLP

February 27, 1998

The St. Paul Companies, Inc.
385 Washington Street
St. Paul, MN 55102

Re: Registration Statement on Form S-4

Gentlemen:

We have acted as special counsel for The St. Paul Companies, Inc., a Minnesota corporation (the "Company"), in connection with the registration under the Securities Act of 1933 (the "Act") by the Company of 39,223,280 shares of common stock, no par value, of the Company (the "Shares"), together with 39,223,280 rights, attached to the Shares, to purchase Series A Junior Participating Preferred Stock, without par value, of the Company (the "Rights"), pursuant to the Company's Registration Statement on Form S-4 filed with the Securities and Exchange Commission on February 27, 1998 (the "Registration Statement"). The Shares and the Rights are to be issued to holders of common stock, par value $2.50 per share, of USF&G (as defined below) in connection with the merger of SP Merger Corporation, a Maryland corporation and a wholly-owned subsidiary of the Company ("Merger Sub"), with and into USF&G Corporation, a Maryland corporation ("USF&G"), pursuant to the Agreement and Plan of Merger, dated as of January 19, 1998, as amended, among USF&G, the Company and Merger Sub (the "Merger Agreement").

In connection with rendering this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, and other instruments, certificates of officers, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinion expressed herein.

In connection with our examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based on the foregoing, it is our opinion that when the Registration Statement has become effective under the Act, and the Shares and Rights are issued and delivered in accordance with the terms of the Merger Agreement, the Shares and Rights will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Minnesota, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement, to its use as a part of the Registration Statement and to the use of our name under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Oppenheimer Wolff & Donnelly LLP